SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C. 20549


                SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934



(X )  Filed by the Registrant
(  )  Filed by a Party other than the Registrant

Check the appropriate box:

(  )  Preliminary Proxy Statement
(  )  Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-b(e)(2))
(X )  Definitive Proxy Statement
(  )  Definitive Additional Materials
(  )  Soliciting Material Pursuant to (section mark)240.14a-11(c) or
      (section mark)240.14a-12


                    Gibraltar Packaging Group, Inc.

            (Name of Registrant as Specified In Its Charter)

                    Gibraltar Packaging Group, Inc.

   (Name of Person(s) Filing Proxy Statement If Other Than Registrant)


PAYMENT OF FILING FEE (Check the appropriate box):

(  )  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
(  )  $500 per each party to the controversy pursuant to Exchange Act
      Rule 14a-6(i)(3).
(  )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: *

      4)  Proposed maximum aggregate value of transaction:

      5)  Total fee paid:

(Set forth the amount on which the filing fee is calculated and state how it was determined)

( ) Fee previously paid with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:              $

    2)  Form, Schedule or Registration Statement No.:

    3)  Filing Party:

    4)  Date Filed:

                         GIBRALTAR PACKAGING GROUP, INC.

                              274 RIVERSIDE AVENUE
                           WESTPORT, CONNECTICUT 06880




                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD NOVEMBER 7, 1996





         The Annual Meeting of the Stockholders of Gibraltar Packaging Group, Inc., a Delaware corporation (the "Company"), will be held at the Westport Inn, 1595 Post Road East, Westport, Connecticut, on November 7, 1996, at 10:00 a.m., eastern standard time, for the following purposes:

           1. To elect six directors to serve until the annual stockholders' meeting in 1997 or until their successors have been elected and qualified;

           2. To ratify and approve the appointment of Deloitte & Touche LLP as the Company's independent auditors for the 1997 fiscal year; and

           3. To act upon such other business as may properly come before the meeting or any adjournments thereof.

         Only stockholders of record at the close of business on September 24, 1996 are entitled to notice of and to vote at the meeting.

         IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING OF STOCKHOLDERS REGARDLESS OF WHETHER YOU PLAN TO ATTEND. THEREFORE, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY. IF YOU ARE PRESENT AT THE MEETING, AND WISH TO DO SO, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON.

                                     By Order of the Board of Directors





                                     /s/  John W. Lloyd
                                            SECRETARY


October 14, 1996
Westport, Connecticut

                         GIBRALTAR PACKAGING GROUP, INC.

                              274 Riverside Avenue
                           Westport, Connecticut 06880



                                 PROXY STATEMENT




         The accompanying proxy is solicited by the Board of Directors of Gibraltar Packaging Group, Inc. (the "Company") for use at the 1996 Annual Meeting of Stockholders to be held on November 7, 1996 and at any adjournments thereof. The Annual Meeting of Stockholders will be held at 10:00 a.m., eastern standard time, at the Westport Inn, 1595 Post Road East, Westport, Connecticut. If the accompanying proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with the directions noted thereon or, if no direction is indicated, it will be voted in favor of the proposals described in this Proxy Statement. In addition, the proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Annual Meeting of Stockholders. The Board of Directors is not currently aware of any such other matters. Any stockholder giving a proxy has the power to revoke it by oral or written notice to the Secretary of the Company at any time before it is voted.

         The approximate date on which this Proxy Statement and the accompanying proxy, together with the Company's annual report to stockholders for the fiscal year ended June 29, 1996, will first be sent to stockholders is October 14, 1996.


                            VOTING RIGHTS AND QUORUM

         At the close of business on September 24, 1996, the record date for the determination of stockholders of the Company entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof, 5,041,544 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), were outstanding. Each share of Common Stock is entitled to one vote upon each of the matters to be voted on at the meeting. The presence, in person or by proxy (including abstentions and "broker nonvotes"), of at least a majority of the outstanding shares of Common Stock is required for a quorum. In conformity with Delaware law, shares abstaining from voting or not voted on certain matters, including broker nonvotes, will not be treated as votes cast with respect to those matters and therefore will not affect the outcome of any such matters. A broker non-vote occurs when a broker holding stock in "street name" indicates on the proxy that it does not have discretionary authority to vote with respect to non-routine matters.

         The affirmative vote of the holders of a plurality of the votes of the shares present in person or represented by proxy at the 1996 Annual Meeting of Stockholders is required for the election of directors. Ratification of Deloitte & Touche LLP as the Company's independent public accountants requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

         With respect to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on the ratification of Deloitte & Touche LLP as the Company's independent public accountants and will be counted as shares that are present and entitled to vote for a proposal, but will not be counted as votes in favor of such proposal. Accordingly, an abstention from voting by a stockholder present in person or represented by proxy at the Annual Meeting will have the same legal effect as a vote "against" the ratification of Deloitte & Touche LLP as the Company's independent public accountant even though the stockholder or interested parties analyzing the results of the voting may interpret such vote differently.

                               PROPOSAL NUMBER 1:

                              ELECTION OF DIRECTORS

         The Board of Directors has nominated and urges you to vote for the election of the six nominees identified below who have been nominated to serve as directors until the next annual meeting of stockholders or until their successors are duly elected and qualified. Each of the nominees listed below is a member of the Company's present Board of Directors. Proxies solicited hereby will be voted for all six nominees unless stockholders specify otherwise in their proxies.

         If, at the time of or prior to the 1996 Annual Meeting of Stockholders, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

NOMINEES FOR DIRECTOR

         The six nominees for election as directors and certain additional information with respect to each of them, are as follows:

                                                               YEAR FIRST BECAME
NAME                    AGE     POSITION WITH THE COMPANY          A DIRECTOR

David G. Chandler       38   Director                                 1992
Edgar D. Jannotta, Jr.  36   Director                                 1992
John W. Lloyd           52   Director and Chief Financial Officer     1992
Walter E. Rose          53   Director and Chief Executive Officer     1986
Robert G. Shaw          56   Director                                 1992
John D. Strautnieks     59   Director                                 1986


         DAVID G.  CHANDLER.  Mr.  Chandler has been employed by William Blair &
Company, L.L.C., an investment banking firm, since 1987, and has been a principal since 1990. Mr. Chandler was employed by Morgan Stanley & Co. Incorporated from 1984 to 1987. Mr. Chandler serves as a director of International Jensen Incorporated, a manufacturer of audio speakers ("International Jensen").

         EDGAR D. JANNOTTA, JR. Mr. Jannotta has been employed by William Blair & Company, L.L.C., since 1988, and has been a principal since 1993. Mr. Jannotta has been a director of Daisytek International Corporation, a wholesale distributor of computer supplies, since December 1991. Mr. Jannotta was employed by Golder, Thoma & Cressey, a venture capital firm, from 1986 to 1988.

         JOHN W. LLOYD. Mr. Lloyd became Chief Financial Officer of the Company in February 1996. Mr. Lloyd has served as Executive Vice President and Chief Financial Officer of Rostra Technologies, Inc., a manufacturer of automotive electronic components, since 1993. He was a business consultant from 1990 to 1993. From 1989 to 1990, Mr. Lloyd was Senior Vice President for Gulf Resources & Chemical Corporation, a natural resource company. From 1984 to 1989, he was Vice President of Finance and Corporate Development for the BOC Group, Inc., an industrial gases and health care group. From 1979 to 1983, he was Chief Financial Officer of Thomas Tilling, Inc., a company engaged in the manufacture and distribution of various industrial and commercial products.

         WALTER E. ROSE. Mr. Rose became Chief Executive Officer of the Company in August 1995. Mr. Rose has served as Chairman of Rostra Holdings, a private investment firm which he co-founded, and its successor, Rostra Technologies, Inc., since 1982. From 1979 to 1982, he was Executive Vice President of Thomas Tilling, Inc., a company engaged in the manufacture and distribution of various industrial and commercial products. From 1965 to 1979, he was employed by ITT Rayonier, the forest products subsidiary of ITT.

         ROBERT G. SHAW. Mr. Shaw has been Chairman of the Board, President and Chief Executive Officer of International Jensen since 1984. Before joining International Jensen, Mr. Shaw served as a principal with A.T. Kearney, Inc., an international management consulting firm. From 1973 through 1977, he served as a political appointee with the federal government, first as deputy special assistant to the President of the United States, and later as deputy director of the Bureau of International Commerce.

         JOHN D. STRAUTNIEKS. Mr. Strautnieks has served as President of Rostra Holdings, a private investment firm which he co-founded, and its successor, Rostra Technologies, Inc., since 1982. From 1981 to 1982, he was President of Clecon, Inc., a manufacturer and distributor of building materials. From 1977 to 1981, he was Vice President-Marketing/Sales of Bundy Corporation, an industrial products manufacturing company, and from 1975 to 1977, he served as President of Bundy of Canada.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES.

         All directors hold office until the next annual meeting of the stockholders of the Company or until their successors have been duly elected and qualified. The Company's officers are elected annually by, and serve at the pleasure of, the Board of Directors, subject to the terms of any employment agreements.

         The Company's Certificate of Incorporation and Bylaws provide that the number of directors on the Board shall be fixed from time to time by the Board of Directors but shall not be less than two nor more than 15 persons. The Board in its discretion and in accordance with such authority has fixed its size at six members. No proxy will be voted for a greater number of persons than the number of nominees named herein.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

         The Company's Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors does not have a Nominating Committee. The Audit Committee's functions include making recommendations concerning the engagement of independent auditors, reviewing with the independent auditors the planning and results of the auditing engagement, approving professional services provided by the independent auditors and reviewing the adequacy of the Company's internal accounting controls. The current members of the Audit Committee are Messrs. Shaw and Strautnieks. The Compensation Committee makes recommendations concerning compensation, including incentive arrangements, for the Company's officers. The Compensation Committee also administers the Company's 1992 Incentive Stock Option Plan, Director Stock Option Plan and 1994 Long-Term Incentive Plan. The current members of the Compensation Committee are Messrs. Chandler and Jannotta.

         During fiscal 1996, the Board of Directors had five meetings and took certain actions by unanimous written consent in lieu of meetings, the Audit Committee had one meeting, and the Compensation Committee had one meeting and took certain actions by unanimous written consent in lieu of meetings. During fiscal 1996, no director of the Company other than Messrs. Jannotta and Shaw attended fewer than 75% of the number of board meetings. No director of the Company attended fewer than 75% of the number of meetings of the committee(s) on which he served.

DIRECTOR COMPENSATION

         Members of the Board of Directors are reimbursed for out-of-pocket expenses incurred in attending Board of Directors and committee meetings. In addition, each director who is not an employee of the Company or of a subsidiary or affiliate of the Company is eligible to receive stock options under the Company's Director Stock Option Plan. During fiscal 1996, no options to purchase shares of Common Stock were awarded under the Director Stock Option Plan. Mr. Shaw also receives $750 for each board meeting attended. Until his appointment as Chief Financial Officer of the Company in February 1996, Mr. Lloyd received $750 for each board meeting attended.


                             PRINCIPAL STOCKHOLDERS

         The table on the following page sets forth, as of July 30, 1996, certain information with respect to the shares of Common Stock beneficially owned by (i) each person known by the Company to own beneficially five percent or more of the Common Stock, (ii) each director and director nominee of the Company, (iii) each of the five most highly compensated executive officers of the Company during its most recent fiscal year and (iv) all directors and executive officers of the Company as a group. Except as indicated below, each of the persons listed in the table has sole voting and investment power with respect to the shares listed. For purposes of the following table, each person's "beneficial ownership" of Common Stock has been determined in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 promulgated thereunder. Information with respect to beneficial ownership is based upon information furnished by such persons or contained in filings made with the Securities and Exchange Commission.


                                                                                    AMOUNT AND
                                                                               NATURE OF BENEFICIAL      PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                                              OWNERSHIP              CLASS

Chemical Venture Capital Associates, A California Limited Partnership
   270 Park Avenue, 5th Floor, New York, New York  10017.......................        274,739                5.4%

William Blair Leveraged Capital Fund, L.P.
   222 West Adams Street, Chicago, Illinois 60606..............................        863,275               17.1%

Deke C. Abbott, Jr., Division President (2)....................................        148,254                2.9%

David G. Chandler, Director (3)................................................        863,275               17.1%

Jon P. Crane, Division President...............................................         50,000                1.0%

Edgar D. Jannotta, Jr., Director (4)...........................................        863,275               17.1%

John W. Lloyd, Director and Chief Financial Officer (2)........................         21,833                *

Clyde A. Potts, Division President (2).........................................         59,222                1.2%

Walter E. Rose, Director and Chief Executive Officer...........................        306,296                6.1%

Robert G. Shaw, Director (2)...................................................          9,333                *

John D. Strautnieks, Director..................................................        306,296                6.1%

Richard D. Hinrichs, Division President (2)....................................         36,775                *

Directors and executive officers as a group (12 persons) (2)...................      1,801,284               35.7%

-----------------------

* Represents beneficial ownership of less than one percent of the outstanding shares of Common Stock.

(1) Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Gibraltar Packaging Group, Inc., 274 Riverside Avenue, Westport, Connecticut 06880.

(2) Includes the following shares issuable upon the exercise of outstanding stock options granted by the Company that are exercisable within 60 days of July 30, 1996: 30,000 for Mr. Abbott, 9,333 for Mr. Lloyd, 21,334 for Mr. Potts, 9,333 for Mr. Shaw and 20,333 for Mr. Hinrichs.

(3) Mr. Chandler may be deemed to beneficially own the 863,275 shares of Common Stock held by William Blair Leveraged Capital Fund, L.P., (the "WB Fund") due to his status as a principal of William Blair & Company, L.L.C., which is the general partner of William Blair Leveraged Capital Management, L.P., the general partner of the WB Fund.

(4) Mr. Jannotta may be deemed to beneficially own the 863,275 shares of Common Stock held by the WB Fund due to his status as a principal of William Blair & Company, L.L.C., which is the general partner of William Blair Leveraged Capital Management, L.P., the general partner of the WB Fund.
                                       4

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE OFFICERS

       Set forth below is certain information concerning the executive officers of the Company, including the business experience of each during the past five years.



           NAME                     AGE      POSITION WITH THE COMPANY

           Walter E. Rose           53       Chief Executive Officer

           John W. Lloyd            52       Chief Financial Officer

           Deke C. Abbott, Jr.      60       Division President

           Jon P. Crane             59       Division President

           Richard D. Hinrichs      52       Division President

           John J. Kubinsky         47       Division President

           James A. Stajkowski      39       Division President



         Information regarding the business experience of Messrs. Rose and Lloyd is set forth above under the heading "Proposal Number 1: Election of Directors."

         DEKE C. ABBOTT, JR. Mr. Abbott served as a director of the Company from March 1992 until November 1995. He also served as Chief Executive Officer of the Company from March 1992 to August 1995 and became Division President-Niemand Industries, Inc. ("Niemand") in September 1995. Mr. Abbott joined RidgePak Corporation, a wholly owned subsidiary of the Company ("RidgePak"), as its Chief Executive Officer in February 1991.

         JON P. CRANE. Mr. Crane became Division President-Standard Packaging and Printing in October 1995. He had previously served as President of Great Plains Packaging from 1987 through 1992 and served as President and Chief Operations Officer of the Company following its formation in 1992. Mr. Crane has over 30 years of experience in the Packaging Industry.

         RICHARD D. HINRICHS. Mr. Hinrichs became Division President-Great Plains Packaging in May 1992. He had previously served as Vice President of Sales of Great Plains Packaging from February 1986 through May 1992 and has held various positions with the Company and its predecessors since 1963.

         JOHN J. KUBINSKY. Mr. Kubinsky became Division President-GB Labels in June 1995. He had previously served as Vice President of Sales for the Niemand Industries division from November 1993 through June 1995. Mr. Kubinsky has also held senior management positions with Wilton Connor Packaging, Menasha Corporation, CCA/Jefferson Smurfit and CCA/Mobil Corporation.

         JAMES A. STAJKOWSKI. Mr. Stajkowski became Division President-RidgePak in February 1996. From October 1994 through February 1996 he was the Manufacturing Manager, Central Division, Sealright Packaging. Mr. Stajkowski previously held various positions with Federal Paperboard Company from April 1979 through October 1994.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

         The Compensation Committee of the Board of Directors of the Company currently consists of Messrs. Chandler and Jannotta, neither of whom are officers or employees of the Company. The Committee is responsible for evaluating and establishing the level of executive compensation and administering the Company's stock option plans.

         It is the philosophy of the Company and the Compensation Committee that in order to achieve continual growth and financial success, the Company must be able to attract and retain qualified executives. The Company's executive compensation programs are designed to attract and retain executives capable of leading the Company to meet its business objectives and to motivate them to enhance long-term stockholder value. The Compensation Committee regularly reviews the Company's compensation programs to insure that salary levels and incentive opportunities are competitive and reflect the performance of the Company. The Company's compensation package for its executive officers consists primarily of a cash salary, a cash incentive bonus and stock option grants.

         Base salary levels are largely determined through comparisons with industrial companies of similar size, complexity and performance. The determination of the comparable companies was based upon choices made by the Compensation Committee and the Board of Directors. Actual salaries are based on individual performance contributions within a competitive salary range for each position that is established through job evaluation and market comparisons. At the time of Mr. Rose's appointment as Chief Executive Officer, his annual base salary was set at $217,950. Mr. Rose's compensation takes into account his overall experience and contributions to the Company.

         The Company's executives participate in the Company's bonus plan. The Company uses annual bonuses to motivate its executive officers and reward individuals for their initiative and outstanding performance. Bonuses are determined annually based upon achievement of performance-oriented indicators, which include improvement in sales and net income, the control of working capital and cash flow, and the achievement of specified operating objectives; the achievement of which favorably impact the Company's overall financial performance. The bonus plan for Mr. Rose is based on the foregoing factors, and the bonus he was awarded in fiscal 1996 was based on having met the specified targets.

         The Compensation Committee believes that by providing the executives who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of Common Stock of the Company, the best interest of stockholders and executives will be closely aligned. Therefore, executives are eligible to receive stock options from time to time, giving them the right to purchase Common Stock of the Company. While various factors such as the potential of the recipient, prior grants and the performance of the Company are considered in selecting the recipients and determining the size of the grant, the Company does not adhere to any firmly established formulas or schedules for the issuance of options, but options are awarded when considered appropriate. During fiscal 1996, the Company granted no stock options to executives.

         The foregoing report is given by the following members of the Compensation Committee:

                             David G. Chandler
                             Edgar D. Jannotta, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee consists of Messrs. Chandler and Jannotta. No member of the Compensation Committee was an officer or employee of the Company, or any of its subsidiaries, during fiscal year 1996. Messrs. Rose and Lloyd serve on the board of directors of Rostra Technologies, Inc., which board makes all compensation related decisions for that company. Mr. Strautnieks, the President of Rostra Technologies, Inc., is a director of the Company.

EXECUTIVE COMPENSATION

         The following table summarizes certain information regarding aggregate cash compensation, stock option awards and other compensation earned by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company during the Company's last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                              LONG-TERM
                                                            COMPENSATION
                                                             SECURITIES
                              FISCAL    ANNUAL COMPENSATION  UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR   SALARY($) BONUS($)(1)  OPTIONS(#) COMPENSATION($)(2)

Deke C. Abbott, Jr.            1996(3) 159,500     33,000          0        45,261(4)
  Division President           1995    207,000          0          0        99,102(5)
                               1994    181,663     25,000     10,000           833

Walter E. Rose                 1996(6) 188,958     36,000          0             0
  Chief Executive Officer      1995          0          0          0             0
                               1994          0          0          0             0

Jon P. Crane                   1996(7)  99,553     13,000          0             0
  Division President           1995          0          0          0             0
                               1994          0          0          0             0

Richard D. Hinrichs            1996    135,091     32,000          0         1,550
  Division President           1995    124,448     62,600          0         1,017
                               1994    106,615     25,000     10,000         2,165

Clyde A. Potts                 1996    125,788          0          0        77,021(8)
  Division President           1995    122,124          0          0             0
                               1994    112,109      8,000     10,000           492


(1) Bonuses reflect amounts earned and accrued during each fiscal year, but paid in the subsequent fiscal year.

(2) Unless otherwise indicated, represents Company contributions to the Company's 401(k) profit sharing plan. During each of the three years ended June 29, 1996, July 1, 1995 and July 2, 1994, perquisites for each individual named in the Summary Compensation Table (other than Mr. Abbott and Mr. Potts) aggregated less than 10% of the total annual salary and bonus reported for such individual in the Summary Compensation Table, or $50,000, if lower. Accordingly, no such amounts are included in the Summary Compensation Table.

(3) Mr. Abbott was Chief Executive Officer of the Company from March 1992 until August 1995. Mr. Rose became Chief Executive Officer of the Company in August 1995.

(4) Includes $28,312 of temporary living expenses, $4,585 of country club dues, $1,395 of Company contributions to 401(k) and $10,969 of reimbursement of income taxes.

(5) Includes $17,236 of relocation expenses, $33,370 of temporary living expenses, $3,436 of country club dues and $45,060 of reimbursement of income taxes.

(6) Mr. Rose became Chief Executive Officer in August 1995. Accordingly, the compensation listed for him includes only the compensation paid by the Company since that date.

(7) Mr. Crane became an executive officer in October 1995. Accordingly, the compensation listed for him includes only the compensation paid by the Company since that date.

(8) Includes $2,021 of Company contributions to 401(k) and $75,000 of severance pay as stipulated in the employment agreement executed in March 1992 between Mr. Potts and RidgePak. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

STOCK OPTIONS

         No stock options were granted in fiscal 1996 under the Company's 1992 Incentive Stock Option Plan to the executive officers named in the Summary Compensation Table.


OPTION EXERCISES AND HOLDINGS

         The following table sets forth information concerning the value of unexercised options held as of July 1, 1996, by the executive officers named in the Summary Compensation Table. No stock options were exercised by such officers in fiscal 1996.


                          FISCAL YEAR-END OPTION VALUES

                          NUMBER OF SECURITIES
                         UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                             OPTIONS HELD AT              OPTIONS AT
                             JULY 1, 1996(#)          JULY 1, 1996($)(1)
                     ------------------------------- -----------------------
NAME                  EXERCISABLE    UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE

Deke C. Abbott, Jr...    30,000                0       (47,563)            0

Richard D. Hinrichs..    20,333            2,667       (31,437)       (9,501)

Clyde A. Potts.......    21,334            1,666       (32,003)       (5,935)


(1) Computed based on the difference between aggregate fair market value and aggregate exercise price. The market value of the Company's Common Stock on July 1, 1996 was $5.44 based on the average of the high and low price on the NASDAQ National Market System on such date.

PERFORMANCE GRAPH

         The following performance graph compares the performance of the Company's Common Stock to the NASDAQ Market Index and a peer group index for the period beginning March 5, 1992 and ending August 31, 1996. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at March 5, 1992 and that all dividends were reinvested. The members of the peer group were determined by the company, and consist of: Bemis Inc., Liqui-Box Corp., Outlook Group Corp., Sealright Co. Inc., Shorewood Packaging Corp. and Sonoco Products Co.


                    COMPARISON OF 54-MONTH CUMULATIVE RETURN

                  AMONG GIBRALTAR PACKAGING GROUP, INC., NASDAQ

                        MARKET INDEX AND PEER GROUP INDEX



             MAR 92  JUN 92  SEP 92 DEC 92 MAR 93 JUN 93  SEP 93  DEC 93  MAR 94

GIBRALTAR    100.0    63.2    42.1    68.4   68.4   86.8   121.1    89.5    73.7
PEER         100.0   103.8   105.7   111.8  103.2   97.3   102.7   107.1   106.6
NASDAQ       100.0    93.2    97.0   112.8  115.0  117.2   127.0   129.5   124.1


             JUN 94  SEP 94  DEC 94  MAR 95  JUN 95  SEP 95 DEC 95 MAR 96 JUN 96

GIBRALTAR     63.2     78.9    77.6    69.7    59.9    36.8   39.5   46.1   57.9
PEER         104.7    114.0   111.9   114.1   106.8   106.8   98.0  104.6  107.7
NASDAQ       118.3    128.1   126.6   138.0   157.9   176.9  179.1  187.4  202.7


         There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future stock performance.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

         The Company entered into an employment agreement with Mr. Abbott dated February 10, 1992. The compensation payable to Mr. Abbott under the terms of the employment agreement included an annual base salary of $200,000 and a cash bonus of up to 40% of Mr. Abbott's base salary. The agreement also provides that if terminated without just cause, Mr. Abbott would be entitled to receive severance pay for the nine-month period from termination equal to his monthly base salary at the time of termination. In September 1995, Mr. Abbott agreed to serve as Division President of Niemand Industries. The employment agreement was amended to reduce his annual base salary to $150,000. The employment agreement may be terminated by either party with advance written notice to the other party.

         The Company entered into an employment agreement with Mr. Hinrichs dated December 1, 1992. The agreement provided that Mr. Hinrichs would receive an annual base salary of $122,100 and shall be entitled to receive a bonus of up to 40% of his base salary. Mr. Hinrichs' annual base salary in fiscal 1996 was $135,091. In addition, the agreement provides that if terminated without just cause, Mr. Hinrichs would be entitled to receive severance pay for the nine-month period from termination equal to his monthly base salary at the time of termination. The employment agreement may be terminated by either party with advance written notice to the other party.

         Mr. Potts became a Division President of the Company upon the acquisition of RidgePak in March 1992. Mr. Potts' employment agreement with RidgePak provided that he would receive an annual base salary of $100,000. Mr. Potts' annual base salary in fiscal 1996 was $125,788. In addition, the agreement provided that Mr. Potts was entitled to receive a cash bonus, based upon the financial performance of RidgePak. The agreement also provided that Mr. Potts would be entitled to receive severance pay of $75,000 upon certain changes of control or if he was terminated without just cause. Mr. Potts left the Company in June 1996, and received severance as specified in the Summary Compensation Table.

         In April 1994, the Company amended the option agreements relating to options granted under the Company's 1992 Incentive Stock Option Plan and the Director Stock Option Plan to provide that in the event of a change in control each option covered thereby shall become immediately exercisable in full and shall remain exercisable for the remaining term of such option, regardless of any provision contained therein limiting the exercisability of the option or any portion thereof for any length of time, provided that no option may become exercisable as a result of such acceleration prior to the date six months following its grant date.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than ten percent of the Common Stock, to file initial reports of ownership and reports of changes in ownership of Common Stock with the Securities and Exchange Commission and the NASDAQ Stock Market. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all such forms that they file.

         To the Company's knowledge, based solely on the Company's review of the copies of such reports received by the Company and on written representations by certain reporting persons that no reports on Form 5 were required, the Company believes that during the fiscal year ended June 29, 1996, all Section 16(a) filing requirements applicable to its officers, directors and ten percent stockholders were complied with.


CERTAIN TRANSACTIONS

         Messrs. Rose and Lloyd serve on the Board of Directors of, and hold an equity interest in Rostra Technologies, Inc. ("Rostra"). During fiscal 1996 the Company paid $228,834 to Rostra in management fees for services provided by Messrs. Rose and Lloyd, serving as the Company's Chief Executive Officer and Chief Financial Officer, respectively. As of June 29, 1996, the Company owed Rostra $81,776 for such fees.

                               PROPOSAL NUMBER 2:

                              APPROVAL OF AUDITORS


         The Board of Directors has appointed the firm of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending June 28, 1997, subject to ratification by the Company's stockholders. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting. Deloitte & Touche LLP has served as auditors for the Company since 1986.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF DELOITTE & TOUCHE LLP'S APPOINTMENT.

                            PROPOSALS OF STOCKHOLDERS

         Any proposal of a stockholder intended to be presented at the next annual meeting must be in the form required by the Company's By-laws and received at the Company's principal executive offices no later than August 18, 1997, if the proposal is to be considered for inclusion in the Company's proxy statement relating to such meeting.


                              FINANCIAL INFORMATION

         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING ANY FINANCIAL STATEMENTS AND SCHEDULES AND EXHIBITS THERETO, MAY BE OBTAINED WITHOUT CHARGE BY WRITTEN REQUEST TO INVESTOR RELATIONS, GIBRALTAR PACKAGING GROUP, INC., 274 RIVERSIDE AVENUE, WESTPORT, CONNECTICUT 06880.


                                  OTHER MATTERS

         The Company will bear the cost of preparing and mailing proxy materials as well as the cost of solicitation of proxies. The Company will reimburse banks, brokerage firms, custodians, nominees and fiduciaries for their expenses in sending proxy materials to the beneficial owners of Common Stock. The Company has retained Norwest Bank Minnesota, N.A. ("Norwest") to assist in the solicitation of proxies. An additional fee of $1,000 beyond the $650 average monthly fee paid to Norwest to act as the Company's transfer agent, together with Norwest's out-of-pocket expenses, will be paid to Norwest. In addition to solicitation by mail, certain directors, officers and regular employees of the Company and Norwest may solicit proxies by fax, telex, telephone and personal interview.


                                 By Order of the Board of Directors




                                 /s/      Walter E. Rose
                                     CHIEF EXECUTIVE OFFICER


October 14, 1996
Westport, Connecticut

*******************************************************************************

                                    APPENDIX



P R O X Y                GIBRALTAR PACKAGING GROUP, INC.              P R O X Y
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints WALTER E. ROSE, JOHN W. LLOYD, and each or either of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Stockholders of Gibraltar Packaging Group, Inc. (herein the "Company") to be held at the Westport Inn, 1595 Post Road E., Westport, Connecticut, on the 7th day of November 1996 at 10:00 a.m., Eastern Standard Time, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote thereat, as provided below, the number of shares the undersigned would be entitled to vote if personally present.



 [ ]  PROPOSAL 1:  ELECTION OF DIRECTORS     FOR ALL NOMINEES LISTED BELOW          WITHHOLD AUTHORITY TO VOTE
                                             EXCEPT AS MARKED TO THE CONTRARY       FOR ALL NOMINEES LISTED BELOW

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)



                  David G. Chandler         Edgar D. Jannotta, Jr.                  John W. Lloyd
                  Walter E. Rose            Robert G. Shaw                          John D. Strautnieks



PROPOSAL 2: TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP    FOR     AGAINST    ABSTAIN
            AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE
            1997 FISCAL YEAR

In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

Every properly signed proxy will be voted in accordance with the specification made thereon. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. All prior proxies are hereby revoked.

This proxy will be voted in accordance with the discretion of the proxies or proxy on any other business. Receipt is hereby acknowledged of the Notice of Annual Meeting and Proxy Statement of the Company dated October 14, 1996.






                                                           Signature(s)

                                                     Dated               , 1996

                                                     (Please sign exactly as
                                                     your name appears hereon.
                                                     When signing as attorney,
                                                     executor, administrator,
                                                     trustee, guardian, etc.,
                                                     give full title as such.
                                                     For joint accounts, each
                                                     joint owner should sign.)

                                       PLEASE MARK, SIGN, DATE AND RETURN THE
                                            PROXY CARD PROMPTLY USING THE
                                                 ENCLOSED ENVELOPE.